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EXHIBIT 11.  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                            Six Months Ended
                                                              June 30, 1999
                                                           ---------------------
                                                           (In Thousands, Except
                                                             Per Share Data)
1. Net Income                                                  $ 109,176
       Less: Preferred stock dividends declared                    3,000
                                                               ---------
   Net income available to common shareholders                 $ 106,176
                                                               =========

2. Weighted average common shares outstanding                     55,069

3. ESOP shares not committed to be released                       (3,171)
                                                               ---------
4. Total weighted average common shares outstanding               51,898
                                                               =========

5. Basic earnings per common share                             $    2.05
                                                               =========

6. Total weighted average common shares outstanding               51,898

7. Dilutive effect of stock options using the treasury
       stock method                                                1,399
                                                               ---------
8. Total average common and common equivalent
       shares                                                     53,297
                                                               =========

9. Diluted earnings per common share                           $    1.99
                                                               =========


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